Exhibit 19
OLAPLEX HOLDINGS, INC.
INSIDER TRADING POLICY
1.Purpose. This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Olaplex Holdings, Inc. (the “Company”) and the handling of Company confidential information. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with U.S. federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing such material nonpublic information to other persons who may trade on the basis of that information, commonly known as “tipping.”

2.Persons Subject to this Policy. This Policy applies to all directors, officers and employees of the Company and its subsidiaries. The same restrictions that apply to such directors, officers and employees also apply to (i) family members who reside with them, (ii) anyone else who lives in their household, (iii) any family members who do not live in their household but whose transactions in Company Securities (as defined below) are directed by them or are subject to their influence or control (such as parents or children who consult with them before they trade in Company Securities) and (iv) family trusts, family partnerships and similar entities controlled by them or any person described in clauses (i)-(iii) (collectively, “Other Covered Persons”). Directors, officers and employees are responsible for transactions by Other Covered Persons and for informing them of this Policy.

The Company, through its Compliance Officer (as described in Section 5 of this Policy), may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. Any such other persons will be notified by the Compliance Officer.
3.Transactions Subject to this Policy. This Policy applies to transactions in the Company’s securities, including the Company’s common stock, options to purchase common stock, restricted stock units or any other type of security that the Company may issue, including, but not limited to, preferred stock, convertible debt and warrants (collectively, “Company Securities”).

4.Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of Company information and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she, as well as any Other Covered Persons whose transactions are subject to this Policy, complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Persons subject to this Policy could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

5.Administration of this Policy. The Company’s General Counsel or any other officer designated by the Chief Executive Officer shall serve, in consultation with the Chief Executive Officer, as the Compliance Officer for the purposes of this Policy, and in such role, is responsible for the administration of this Policy. In the absence of the Compliance Officer, another employee designated by the Compliance Officer (or, if the Compliance Officer is unavailable, by the Chief Executive Officer, and, if the Chief Executive Officer is unavailable, by the Chief Financial Officer) will be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer or her or his designee shall be final and not subject to further review.

6.Statement of Policy. Persons subject to this Policy who are aware of material nonpublic information relating to (i) the Company and/or (ii) a company with which the Company does business may not directly or indirectly:
•engage in transactions in (i) Company Securities or (ii) the securities of the company with which the Company does business, as applicable, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans”;
•pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when they are aware of such information;
•disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or anyone outside of the Company, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•assist anyone engaged in the above activities in contravention of this Policy.
Further, it is the policy of the Company to comply with all applicable securities laws when transacting in its own securities.

There are no exceptions to this Policy, except as specifically noted herein.

7.Definition of Material Nonpublic Information.
7.1.Material Information. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider that information important in making a decision whether to buy, hold or sell a security. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

While it is not possible to define all categories of material information, the following are some examples of information that ordinarily would be regarded as material:
▪financial results for a recently completed fiscal quarter or year, or preliminary financial results for any such period;
▪projections of future sales, earnings or losses, or other financial guidance;
▪changes to previously announced financial guidance, or the decision to suspend financial guidance;
▪Company-wide sales data;
▪a pending or proposed merger, acquisition or tender offer;
▪a pending or proposed acquisition or disposition of a significant asset;
▪a pending or proposed joint venture or licensing arrangement;
▪a Company restructuring;
▪significant related party transactions;
▪a change in dividend policy, the declaration of a stock split or an offering of additional securities;
▪bank borrowings or other financing transactions out of the ordinary course;
▪the establishment of a repurchase program for Company Securities;
▪a change in the Company’s pricing or cost structure;
▪major product announcements or marketing changes;
▪a change in management;
▪a change in auditors or notification that the auditor’s reports may no longer be relied upon;
▪pending or threatened significant litigation, or the resolution of such litigation;
▪significant regulatory developments;
▪impending bankruptcy or the existence of severe liquidity problems;
▪the gain or loss of a significant customer or supplier;
▪a significant cybersecurity incident; and
▪the imposition of a ban on trading in Company Securities or the securities of another company.

7.2.Nonpublic Information. Information that is not generally known or available to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available internet, radio or television programs, publication in a widely-available newspaper, magazine or news website, the Company’s investor relations website or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would generally not be considered widely disseminated if it is available only to the Company’s employees.

Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a general rule, information is considered nonpublic until the end of the first full trading day after the information is released. For example, if the Company announces financial results after market close on Monday or before trading begins on a Tuesday, the first time a person subject to this Policy can buy or sell Company Securities is generally the opening of the market on Wednesday (assuming he or she is not aware of other material nonpublic information at that time). However, if the Company announces financial results after trading begins on that Tuesday, the first time a person subject to this Policy can buy or sell Company Securities is generally the opening of the market on Thursday (again assuming he or she is not aware of other material nonpublic information at that time). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

8.Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:

8.1.Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to a Company equity incentive plan or to a transaction in which a person has elected to have the Company withhold shares subject to an option award to satisfy tax withholding requirements. This Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of or taxes associated with an option.

8.2.Restricted Stock and Similar Awards. This Policy does not apply to the vesting of restricted stock, the settlement of restricted stock units, stock settled stock appreciation rights or similar awards or to a transaction in which there is an election to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or settlement of any restricted stock unit. This Policy does apply, however, to any market sale of shares received upon settlement of any restricted stock unit or similar award.

8.3.Employee Stock Purchase Plan. This Policy does not apply to periodic purchases under a Company employee stock purchase plan, if such plan exists, that are made as the result of an election made at the beginning of the purchase period. This Policy would apply, however, to an initial decision to participate in the plan or a decision to increase the level of contribution in a subsequent purchase period. It would also apply to any sales of shares purchased under the plan.
8.4. 401(k) Plan. If the Company has a 401(k) plan that provides for purchase of Company Securities, this Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan as a result of periodic contributions made pursuant to payroll deduction. The Policy does apply, however, to initial elections to participate, and increases or decreases in the level of participation, in a Company stock fund and transfers in or out of a Company stock fund (including in connection with a plan loan).

9.Transactions with the Company. Directors, officers, employees and Other Covered Persons are not subject to this Policy with respect to any purchase of Company Securities from the Company or sales of Company Securities to the Company not already identified in Section 8.
10.Transactions Not Involving a Purchase or Sale. Bona fide gifts are not transactions subject to this Policy, unless the person making the gift (i) is a Required Pre-Clearance Person (as defined in the Addendum to this Policy) or (ii) is aware of material nonpublic information or subject to a Blackout Period (as defined in the Addendum to this Policy) and has reason to believe that the recipient intends to sell the Company Securities prior to the disclosure of such material nonpublic information or during the Blackout Period, as applicable.

In addition, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

11.Special and Prohibited Transactions. The Company has determined that the following transactions present a heightened legal risk and the potential appearance of improper or inappropriate conduct. Therefore, the persons identified below may not engage in any of the following transactions:

11.1.Short-Term Trading. In accordance with Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any director or executive officer subject to Section 16 of the Exchange Act who purchases Company Securities may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

11.2.Short Sales. Persons subject to this Policy are prohibited from engaging in any short sales of Company Securities.

11.3.Publicly Traded Options. Persons subject to this Policy are prohibited from engaging in any transactions in put options, call options or other derivative securities on an exchange or in any other organized market.

11.4.Hedging Transactions. Persons subject to this Policy are prohibited from engaging in any hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

11.5.Margin Accounts and Pledged Securities. Persons subject to this Policy are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. An exception may be granted where an individual wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If an individual wishes to pledge Company Securities as collateral for a loan, he or she must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

11.6.Standing and Limit Orders. The Company discourages placing standing or limit orders on Company Securities other than pursuant to Rule 10b5-1 Plans. If a person subject to this Policy determines that they must use a standing order or limit order, that person must contact the Compliance Officer for clearance to place the order.

12.Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b5-1. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased, sold or gifted without regard to certain insider trading restrictions. Any adoption of a Rule 10b5-1 Plan, or amendments to, or suspensions or terminations of, a Rule 10b5-1 Plan by a Required Pre-Clearance Person (as defined in the Addendum to this Policy), must be submitted to the Compliance Officer for pre-approval. Rule 10b5-1 Plans will be considered by the Compliance Officer on a case-by-case basis. Any Rule 10b5-1 Plan to be entered into or amended, suspended or terminated by the Compliance Officer must be approved by the Chief Financial Officer or Chief Executive Officer.

13.Trading Window and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Board has adopted an Addendum to this Policy. The Compliance Officer will notify those individuals who are subject to the Addendum.

The Addendum requires that directors, executive officers subject to Section 16 of the Exchange Act, and other designated persons must pre-clear all transactions in Company Securities with the Compliance Officer (collectively, “Required Pre-Clearance Persons”). In addition, the Addendum generally prohibits Required Pre-Clearance Persons and other designated persons from trading in Company Securities, except during the trading windows described in the Addendum. Further, the Addendum sets forth the Company’s policy regarding event-specific trading restrictions.

14.Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. For example, if a Blackout Period (as defined in the Addendum) is in effect or if the individual is subject to Event-Specific Trading Restrictions pursuant to the Addendum when his or her service terminates, the individual is expected to abide by the applicable Blackout Period or Event-Specific Trading Restrictions.

15.Consequences of Violations. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as foreign regulatory authorities. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. In addition to the formal sanctions summarized above, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

16.Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by email at [ ].

Effective: February 13, 2024

Addendum to Insider Trading Policy
The Company has established additional procedures to assist in the administration of the Insider Trading Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information and to avoid the appearance of any impropriety. The additional procedures in this Addendum under “Pre-Clearance Procedures” are applicable only to directors, executive officers subject to Section 16 of the Exchange Act and other persons who are designated by the Compliance Officer, or her or his designee, as being subject to these additional procedures (as well as their family members, household members and entities whose transactions are subject to the Insider Trading Policy) (collectively “Required Pre-Clearance Persons”). The additional procedures in this Addendum under “Quarterly Trading Restrictions” and “Event-Specific Trading Restrictions” are applicable to Required Pre-Clearance Persons and other persons who are designated by the Compliance Officer, or her or his designee, as being subject to these additional procedures (as well as their family members, household members and entities whose transactions are subject to the Insider Trading Policy). The Compliance Officer will notify those individuals who are subject to this Addendum.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to the Insider Trading Policy, including this Addendum (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

1.Pre-Clearance Procedures. Required Pre-Clearance Persons may not engage in any transaction (including gifts) in Company Securities at any time (other than as specified by the Insider Trading Policy, including this Addendum), even if not subject to a Blackout Period (as defined below), without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two trading days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and file a Form 144, if necessary, at the time of any sale. After receiving clearance to engage in a trade from the Compliance Officer, the requestor must complete the proposed trade within two trading days or make a new trading request.

The Compliance Officer may not engage in any transaction in Company Securities at any time unless the transaction has been approved by the Chief Financial Officer or Chief Executive Officer in accordance with the procedures set forth above.

2.Quarterly Trading Restrictions. Required Pre-Clearance Persons and all other persons who are designated by the Compliance Officer or her or his designee as being subject to this Addendum (as well as their family members, household members and entities whose transactions are subject to the Insider Trading Policy) may not engage in any transaction in Company Securities (other than as specified by the Insider Trading Policy, including this Addendum) during a “Blackout Period”, the timing of which will be communicated to each such person by the Company from time to time as applicable.

3.Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few directors, executive officers and/or employees. So long as the event remains material and nonpublic, such persons as designated by the Compliance Officer or her or his designee may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities prior to the commencement of the Blackout Period. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific trading restriction, you should not trade while aware of material nonpublic information.

4.Exceptions. The quarterly trading restrictions and event-specific trading restrictions described above do not apply to those transactions to which the Insider Trading Policy does not apply, as described in the Insider Trading Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Transactions with the Company.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans, described in the Insider Trading Policy under the heading “Rule 10b5-1 Plans.”

Effective: February 13, 2024

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